LBFOSTER	NEWS RELEASE

L.B. FOSTER REPORTS SECOND QUARTER OPERATING RESULTS

PITTSBURGH, PA, August 4, 2011 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its 2011 second quarter operating results, including net income of $6.4 million or $0.61 per diluted share.  The Company also disclosed that it received a significant customer product claim that will be discussed in detail later in this release.

Second Quarter Results

•	Second quarter sales increased by $54.2 million or 45.4% due to the inclusion of Portec Rail Products Inc. sales, as well as a 21.5% sales increase in the legacy L.B. Foster business.

•	Gross Profit margin was 15.1%, 190 basis points below the prior year, primarily as a result of:
o
Unfavorable gross profit adjustments of $4.4 million primarily related to costs incurred to exit our CXT Grand Island, NE facility which was engaged in the manufacture of concrete ties.  These costs included:

▪	An estimated charge to fulfill a customer contractual obligation that could not be sourced from Grand Island.
▪	Inventory valuation adjustments related to rejected industrial ties as well as to ties that we estimate will not be sold before we have to vacate the Grand Island facility.
▪	A concrete tie warranty charge related to ties supplied to a Midwestern transit agency.
o	A 260 basis point decrease in L.B. Foster’s legacy business gross profit margins, excluding concrete ties;
o	Partially offset by the inclusion of Portec’s results in the current year.

•
The legacy Foster margins were lower than the prior year quarter due to an unfavorable product mix leaning towards more lower margin distribution sales, a comparatively weak second quarter in our precast buildings division, as well as a $1.0 million unfavorable change in LIFO expense.

•	Selling and administrative expense increased by $6.0 million, due to the inclusion of Portec Rail Products in our results.

•
Second quarter net income was $6.4 million or $0.61 per diluted share compared to $6.0 million or $0.58 per diluted share last year.  The $4.4 million of charges related to our Grand Island, NE tie business equated to approximately $0.26 per diluted share.

•
Adjusted EBITDA (Earnings before taxes, interest, depreciation, amortization and other purchase accounting charges not considered amortization) was $12.3 million compared to $11.7 million in the prior year quarter.

•
Second quarter bookings were $128.3 million compared to $120.6 million last year, an increase of 6.4%.  Excluding Portec, bookings were 17.8% lower than last year.  At quarter end, our backlog was $191.4 million, 7.6% lower than the prior year (18.4% lower without Portec).

Product Claim
On July 12, 2011 the UPRR notified the Company and CXT Incorporated, a subsidiary of the Company (CXT), of a warranty claim under CXT's 2005 supply contract relating to the manufacture of prestressed concrete railroad ties for the UPRR.  The UPRR has asserted that a significant percentage of concrete ties manufactured in 2006 through 2010 at CXT's Grand Island, Nebraska facility fail to meet contract specifications, have workmanship defects and are cracking and failing prematurely.  Approximately 1.6 million ties were sold from Grand Island to the UPRR during the period the UPRR has claimed nonconformance.  The 2005 contract calls for each concrete tie which fails to conform to the specifications or has a material defect in workmanship to be replaced with 1.5 new concrete ties, provided, that UPRR within five years of a concrete tie’s production, notifies CXT of such failure to conform or such defect in workmanship. The UPRR's notice does not specify how many ties manufactured during this period are defective nor which specifications it claims were not met or the nature of the alleged workmanship defects.  CXT believes it uses sound workmanship processes in the manufacture of concrete ties and has not agreed with the assertions in the UPRR’s warranty claim notice.  The UPRR has also notified CXT that ties have failed a certain test that is specified in the 2005 contract.  CXT has not been able as yet to verify this test failure or the test protocols used.  CXT is in the process of reviewing the warranty claim asserted in UPRR's notice and related matters and will conduct a thorough battery of tests of a sample of the concrete ties in question.  No adjustments were made in the second quarter as a result of this claim as the impact, if any, cannot be estimated at this time.  No assurances can be given regarding the ultimate outcome of this matter.

CEO Comments
Stan L. Hasselbusch, L. B. Foster’s president and chief executive officer, said, “Our performance in the second quarter was negatively impacted by the charges related to exiting the CXT Grand Island, NE facility as well as to issues with concrete ties manufactured at Grand Island.  We are taking the claim made by the UPRR very seriously and we will be performing tests and evaluating test results in the coming weeks.  We have retained material science and prestressed concrete specialists to assist us with this matter.”  Mr. Hasselbusch went on to say, “The rest of the business reported strong second quarter sales, however our margins were negatively impacted by the mix of business as our distribution sales grew by approximately 40% over the prior year.  Additionally our distribution business gross margins have declined due to intense competition and softening demand as evidenced by our backlog, which is weaker than the prior year.  Regarding the Portec acquisition, we are pleased with the progress of the Portec integration and the many prospects for business development with the Class I Railroads and the international markets.”  Mr. Hasselbusch concluded by adding, “The lack of any progress related to new transportation legislation and steadily decreasing government spending on infrastructure are creating negative headwinds for our construction and transit markets.  As we move through 2011, we expect to continue to experience a highly competitive market environment and we are concerned about the likelihood of a satisfactory resolution of transportation legislation as well as appropriate funding mechanisms for such a bill.”

First Half 2011 Results
•
Net sales for the first six months of 2011 increased by $89.3 million or 44.3%, due to the inclusion of Portec Rail Product sales in 2011 and an 18.6% sales increase in the comparable LB Foster business.

•
Gross profit margin was 15.0%, 110 basis points lower than the prior year period due to the aforementioned concrete tie charges and $1.4 million of increased unfavorable LIFO adjustments, partially offset by the results of Portec Rail Products.

•	Selling and administrative expenses increased $12.5 million or 62.7% from the prior year due primarily to the inclusion of Portec’s operating costs.

•
The Company’s income tax rate was 30.5% compared to 35.7% in the prior year.  The rate reduction was due to the impact of Portec Rail Product’s results and the lower effective tax rate applicable to its foreign operations.

•	Net income for the first half of 2011 was of $7.1 million or $0.68 per diluted share compared to net income of $7.7 million or $0.75 per diluted share in 2010.

•	Adjusted EBITDA for the first half of 2011 was $18.8 million compared to $16.7 million in the prior year.

•
Cash used by operating activities was $10.4 million for the first half of 2011 compared to $16.7 million of cash provided by operating activities in 2010.  The majority of the difference is due to unfavorable changes in working capital, which we expect to improve upon during the remainder of the year.

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2011 operating results and business conditions on Thursday, August 4, 2011 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 92668051.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; resolution of the product claim;  and those matters set forth in Item 22, "Commitments and Contingencies" and in Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2010, as updated by any subsequent Form 10-Qs.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:
David Russo	Phone: 412.928.3417	L.B. Foster
	Email: Investors@Lbfosterco.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

NET SALES	$173,701	$119,504	$290,806	$201,506

COSTS AND EXPENSES:
Cost of goods sold	147,408	99,189	247,047	169,118
Selling and administrative expenses	16,644	10,679	32,325	19,869
Amortization expense	707	95	1,411	98
Interest expense	135	241	273	486
(Gain) loss on joint venture	(196)	94	(283)	241
Interest income	(60)	(107)	(150)	(181)
Other (income) expense	(95)	(51)	41	(153)
	164,543	110,140	280,664	189,478

INCOME BEFORE INCOME TAXES	9,158	9,364	10,142	12,028

INCOME TAX EXPENSE	2,785	3,377	3,090	4,288

NET INCOME	$6,373	$5,987	$7,052	$7,740

BASIC EARNINGS PER COMMON SHARE	$0.62	$0.59	$0.69	$0.76

DILUTED EARNINGS PER COMMON SHARE	$0.61	$0.58	$0.68	$0.75

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,303	10,190	10,294	10,181

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,418	10,313	10,410	10,304

L.B. Foster Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash items	$45,695	$74,800
Accounts and notes receivable:
Trade	83,120	66,908
Other	932	2,789
Inventories	95,731	90,367
Current deferred tax assets	1,699	911
Prepaid income tax	2,518	972
Other current assets	3,011	2,535
Total Current Assets	232,706	239,282

OTHER ASSETS:
Property, plant & equipment-net	48,597	46,336
Goodwill	44,369	44,369
Other intangibles - net	43,777	45,079
Investments	2,605	1,987
Other non-current assets	1,697	1,663
Total Other Assets	141,045	139,434

	$373,751	$378,716

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on other long-term debt	$2,369	$2,402
Accounts payable-trade and other	55,901	45,533
Deferred revenue	6,910	16,868
Accrued payroll and employee benefits	6,670	9,054
Other accrued liabilities	14,222	22,962
Total Current Liabilities	86,072	96,819

OTHER LONG-TERM DEBT	762	2,399
DEFERRED TAX LIABILITIES	12,207	11,863
OTHER LONG-TERM LIABILITIES	11,711	11,888

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	47,388	47,286
Retained earnings	239,816	233,279
Treasury stock	(24,160)	(23,861)
Accumulated other comprehensive loss	(156)	(1,068)
Total Stockholders' Equity	262,999	255,747

	$373,751	$378,716

L.B. Foster Company

Reconciliation of GAAP to Non-GAAP Financial Measures

L.B. Foster (Foster) reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, Foster believes that certain non-GAAP financial measures are useful in managing our performance.  One such non-GAAP measure is Adjusted EBITDA.

Adjusted EBITDA, which Foster defines as net income before interest, taxes, depreciation, amortization and other non-cash charges (principally related to purchase accounting adjustments, such as the $2.5 million charge taken in the first quarter of 2011 related to the write-up of inventory owned by Portec  to fair value less cost to sell on the date of acquisition) is used due to its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization and other noncash charges).  Additionally, Adjusted EBITDA is one of the performance measures used in Foster’s debt covenant calculations and incentive compensation plan.

This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Foster’s financial information that is presented in accordance with GAAP. A quantitative reconciliation of GAAP net income to Adjusted EBITDA is provided in the table below.

Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income	$6,373	$5,987	$7,052	$7,740
Income tax expense	2,785	3,377	3,090	4,288
Interest, net	75	134	123	305
Depreciation and amortization	3,055	2,233	5,994	4,396
EBITDA, Non-GAAP	12,288	11,731	16,259	16,729
Adjustments or charges
Difference between net realizable value and cost basis
inventory sold due to purchase accounting step-up	0	0	2,493	0
Adjusted EBITDA	$12,288	$11,731	$18,752	$16,729